Exhibit 16.1

[Letterhead of Hansen, Barnett & Maxwell, P.C.]

 July 23, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 23, 2008 of Nexia Holdings, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audit for the year ended December 31, 2007, and our review of interim financial statements.

Very truly yours,

/s/ Hansen, Barnett & Maxwell, P.C.
Hansen, Barnett & Maxwell, P.C.